SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  September 20, 2018
MERIDIAN BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Ohio	0-14902	31-0888197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No. )

3471 River Hills Drive, Cincinnati, Ohio	45244
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  (513) 271-3700
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Felicia Williams

On September 20, 2018 the Board of Directors (the "Board") of Meridian Bioscience, Inc. (the "Company") elected Felicia Williams to serve as a director effective immediately until the next annual meeting of shareholders.  Ms. Williams, age 52, has served Macy's, Inc. as Executive Vice President, Controller and Enterprise Risk Officer since June 2016. Ms. Williams was employed by Macy's as its Senior Vice President, Finance and Risk Management, from February 2011 to June 2016 and in other finance, risk management and internal audit capacities by Macy's since 2004. The Board has appointed Ms. Williams to the Audit Committee.

The Board has determined that Ms. Williams is an independent director in accordance with guidelines that the Company has adopted, which comply with the listing standards set forth by the Nasdaq Stock Market. There is no arrangement or understanding between Ms. Williams and any other person pursuant to which she was elected as a director of the Company.  There are no transactions in which she has an interest requiring disclosure under Item 404(a) of Regulation S-K. As required by its 2012 Stock Incentive Plan, on September 20, 2018 the Company granted Ms. Williams options to purchase 12,000 shares of common stock.  Ms. Williams will participate in the compensation arrangements for non-employee directors of the Company as described under the heading "Director Compensation" on page 30 in the Company's proxy statement filed with the SEC on December 14, 2017.

John A. Kraeutler

On September 20, 2018 John A. Kraeutler, Executive Chairman of the Board, announced his resignation from that position and the Board effective September 30, 2018. Mr. Kraeutler has more than 40 years of experience in the medical diagnostics industry and joined the Company as Executive Vice President and Chief Operating Officer in January 1992. The Company expresses its sincere appreciation for Mr. Kraeutler's many years of loyal service.

Also on September 20, 2018 the Board elected David C. Phillips, a member of the Board since 2000, to serve as Chairman of the Board effective September 30, 2018.

The Company issued a press release on September 24, 2018 related to the resignation of Mr. Kraeutler and elections of Ms. Williams and Mr. Phillips, respectively, as reported in this Item 5.02. The press release is attached to this report as Exhibit 99.1.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 20, 2018 the Board adopted an Amended and Restated Code of Regulations to be effective September 30, 2018 which includes the amendments to the Amended Code of Regulations adopted on November 7, 2012 described below.

The following sentence is added to Article III, Section 3(a) (Term of Office of Directors—Term): "A majority of the whole Board may elect a Chairman of the Board on an annual basis or otherwise from time-to-time as may be deemed necessary.  The Chairman of the Board, if any, shall hold office until the next annual meeting of Shareholders and until his successor, if any, has been elected or until his earlier resignation, removal from office, or death."

Article IV, Section 1 (General Provisions) of the Amended Code of Regulations is amended to provide that the Chairman of the Board shall be a director, but need not be an officer. The Section is also amended to provide that the Chief Executive Officer shall be a director.

The Amended and Restated Code of Regulations is included as Exhibit 3.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

The foregoing summary of the amendments is qualified in its entirety by reference to the specific provisions of the Amended and Restated Code of Regulations.

Item 9.01.  Financial Statements and Exhibits.
(d)      Exhibits
3.1	Amended and Restated Code of Regulations of the Company
99.1	September 24, 2018 Press Release of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MERIDIAN BIOSCIENCE, INC.

Date: September 24, 2018	By: /s/ Melissa A. Lueke
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)